Exhibit 10.1

RESTRICTED STOCK AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF SHARES OF COMMON STOCK	PURCHASE PRICE PER SHARE	SOCIAL SECURITY NUMBER
	, 200		$ .

1.        The Grant.  Alliant Techsystems Inc., a Delaware corporation (the “Company”), hereby grants to the individual named above (the “Employee”), as of the above Grant Date, the above Number of Shares of Common Stock of the Company (the “Shares”) on the terms and conditions set forth in this Restricted Stock Agreement (this “Agreement”) and in the Alliant Techsystems Inc. 1990 Equity Incentive Plan (the “Plan”).

2.        Restricted Period.  The Shares are subject to the restrictions contained in this Agreement and the Plan for a period (the “Restricted Period”) commencing on the Grant Date and ending as to 100% of the Shares on the third anniversary of the Grant Date or, if earlier, upon the Employee’s death,  Disability (as defined in the Plan), or involuntary layoff, as provided in Paragraph 4 below.

3.        Restrictions.  The Shares shall be subject to the following restrictions during the Restricted Period:

(a)                    The Shares shall be subject to forfeiture to the Company as provided in this Agreement and the Plan.

(b)                   The Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the Restricted Period.  Neither the right to receive the Shares nor any interest under the Plan may be assigned by the Employee, and any attempted assignment shall be void.

(c)                    The Shares will be issued in the Employee’s name, either by book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company.  The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order.  If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares.  If any certificate is issued, the Employee shall be required to execute and deliver to the Company a stock power relating to the Shares as a condition to the receipt fo this award of Restricted Stock.

(d)                   Any securities or property (other than cash) that may be issued with respect to the Shares as a result of any stock dividend, stock split, business combination or other event shall be subject to the restrictions and other terms and conditions contained in this Agreement.

(e)                    The Employee shall not be entitled to receive any Shares prior to the completion of any registration or qualification of the Shares under any federal or state law or governmental rule or regulation that the Company, in its sole discretion, determines to be necessary or advisable.

4.        Forfeiture.  In the event of the Employee’s Termination of Employment, other than by reason of death, Disability or involuntary layoff prior to the end of the Restricted Period, the Employee’s rights to all of the Shares shall be immediately and irrevocably forfeited.  In the event of the Employee’s Termination of Employment by reason of death, Disability or involuntary layoff prior to the end of the Restricted Period, the restrictions with respect to all of the Shares shall lapse and the Shares shall become nonforfeitable as of the date of such Termination of Employment.

5.        Rights.  Upon issuance of the Shares, the Employee shall, subject to the restrictions of this Agreement and the Plan, have all of the rights of a stockholder with respect to the Shares, including the right to vote the Shares and receive any cash dividends and any other distributions thereon, unless and until the Shares are forfeited.

6.        Income Taxes.  The Employee is liable for any federal, state and local income or other taxes applicable upon the grant of the Restricted Stock, the lapse of the restrictions on the Shares or the subsequent disposition of the Shares, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences.  Upon the lapse of the restrictions on the Shares, the Employee shall promptly pay to the Company in cash, and/or the Company may withhold from the Employee’s compensation or from the Shares an amount necessary to pay, all applicable taxes required by the Company to be withheld or collected upon the lapse of the restriction of the Shares.

7.        Deferral of Shares.  Notwithstanding any provisions of this Agreement to the contrary, the Personnel and Compensation Committee of the Company’s Board of Directors may unilaterally defer payment of the Restricted Stock pursuant to and in accordance with the terms of the Company’s Nonqualified Deferred Compensation Plan (the “NDCP”) and, in such event, the Shares shall be forfeited by the Employee and transferred to and reacquired by the Company, and the value of such Shares and any subsequent payment of such value shall be governed by the terms of the NDCP.

8.        Acknowledgment.  This award of Restricted Stock to the Employee shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns to the Company a signed copy of this Agreement and, if reqeusted by the Company, the stock power required by Paragraph 3 above.  By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement and the Plan and acknowledges receipt of a copy of the Prospectus related to the Plan.

ACKNOWLEDGMENT:	ALLIANT TECHSYSTEMS INC.

EMPLOYEE’S SIGNATURE

DATE	Daniel J. Murphy
Chairman & Chief Executive Officer

SOCIAL SECURITY NUMBER